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                                                                    EXHIBIT 99.1

Number: 01-29

                    XTO ENERGY SEES MINIMAL EXPOSURE TO ENRON

          FORT WORTH, TX (December 3, 2001) - XTO Energy Inc. (NYSE-XTO) announced today that its 20% gas production growth projections and solid financial performance should not be materially affected by transactions with Enron Corporation and its affiliates (Enron).

          XTO Energy has hedged about 80% of its 2002 gas production at $3.88 per Mcf with a diverse portfolio of counterparties. Enron is counterparty on about 15% of these hedged volumes. Based on recent natural gas prices, this exposure is approximately $30 million pretax. However, XTO Energy has a long term derivative obligation with Enron that was booked as a liability at its fair market value of $38 million at September 30, 2001. Under the terms of its contract, the Company has served Enron notice of termination of this obligation. As a result of this action and other contractual rights, XTO Energy expects minimal exposure to Enron.

          XTO Energy Inc. is a premier domestic natural gas producer engaged in the acquisition, exploitation and development of quality, long-lived oil and gas properties. The Company, whose predecessor companies were established in 1986, completed its initial public offering in May 1993. Its properties are concentrated in Texas, Oklahoma, Kansas, New Mexico, Arkansas, Wyoming, Alaska and Louisiana.

Contact:  Louis G. Baldwin                   Gary D. Simpson
          Executive Vice President & CFO     Vice President - Investor Relations
          XTO Energy Inc.                    XTO Energy Inc.
          817/870-2800                       817/870-2800

Statements made in this press release, including those relating to future production, profits and earnings, are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements are based on assumptions and estimates that management believes are reasonable based on currently available information; however, management's assumptions and the Company's future performance are subject to a wide range of business risks and uncertainties and there is no assurance that these goals and projections can or will be met. Any number of factors could cause actual results to differ materially from those in the forward-looking statements, including, but not limited to, the timing and extent of changes in oil and gas prices, changes in underlying demand for oil and gas, the timing and results of drilling activity, the timing of production facility installations, changes in interest rates, higher than expected production costs and other expenses and the timing of cash receipts and disbursements. The Company undertakes no obligation to publicly update or revise any forward-looking statements. Further information on risks and uncertainties is available in the Company's filings with the Securities and Exchange Commission, which are incorporated by this reference as though fully set forth herein.

This release can be found at www.xtoenergy.com.
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